Exhibit 99.1

PCA Announces Plans to Take Economic Downtime at its Jackson, AL Uncoated Freesheet Mill

LAKE FOREST, IL, April 1, 2020 — Packaging Corporation of America (NYSE: PKG) today announced plans to temporarily idle both paper machines and the sheet-converting operation at its Jackson Mill in Jackson, AL for the months of May and June 2020. This is expected to reduce paper production by approximately 70,000 tons, and the mill is expected to restart on July 6, 2020. The Company’s paper mill in International Falls, MN will continue to operate at capacity during this period. The Company anticipates inventory to be at appropriate levels after this downtime. “Due to the effects of the COVID-19 virus pandemic on paper consumption in schools, offices and businesses it’s critical that we balance the supply of our Boise Paper products with our customers’ demand for them”, said Paul LeBlanc Vice-President Boise Paper.

“Unprecedented market conditions brought about by the measures required to help control the spread of the COVID-19 virus have made this business decision necessary to manage our paper business during these challenging times,” LeBlanc said. “This is especially difficult for the employees and their families who are directly affected. PCA is committed to treating all impacted employees with fairness and respect and to communicating openly and honestly with each individual about how this decision will affect him or her. The idling of operations will result in the temporary layoff of about 340 employees and our Human Resources team has begun meeting with our affected employees.”

“We remain committed to our customers’ needs. We have more than sufficient inventories and production planned to support all of our customers’ paper needs during this time” LeBlanc added. “Our team will begin contacting customers and supply chain partners immediately to ensure we make this period as seamless as possible.”

PCA is the third largest producer of containerboard products and the third largest producer of uncoated freesheet paper in North America. PCA operates eight mills and 95 corrugated products plants and related facilities.

Cautionary Note on Forward-Looking Statements

Some of the statements in this press release are forward-looking statements. These forward-looking statements include statements about the duration of the idling of the mill, the effect of the idling of the mill on our paper production, our belief that we will return to appropriate inventory levels after idling of the mill, and the impact of the COVID-19 pandemic on our business and demand for our paper products. Statements that contain words such as “will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of the COVID-19 pandemic on economic conditions affecting our paper business and demand for our paper products; general economic conditions; general industry conditions affecting our paper business, including competition, product demand and product pricing; as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

CONTACT:

Barbara Sessions

Packaging Corporation of America INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com